United States securities and exchange commission logo





                 September 13, 2023

       Rhoniel A. Daguro
       Chief Executive Officer
       authID Inc.
       1580 North Logan Street, Suite 660, Unit 51767
       Denver, CO 80203

                                                        Re: authID Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed September 8,
2023
                                                            File No. 333-274437

       Dear Rhoniel A. Daguro:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Matthew Crispino, Staff Attorney, at (202) 551-3456 or Jan Woo, Legal
       Branch Chief, at (202) 551-3453 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Stephen M. Fleming